Exhibit 21


                               THERMO VOLTEK CORP.

                         SUBSIDIARIES OF THE REGISTRANT


   At March 6, 1996, Thermo Voltek Corp. owned the following companies:

                                    State or Jurisdiction      Registrant's %
   Name                                of Incorporation         of Ownership
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   Comtest Europe B.V.                    Netherlands               100%

     Comtest Instrumentation, B.V.        Netherlands               100%

     Comtest Limited                     United Kingdom             100%

   KeyTek FSC, Ltd.                    U.S. Virgin Islands          100%

   TVL Securities Corporation               Delaware                100%

   UVC Realty Corp.                         New York                100%